Exhibit 10.5

To:	Steven M. Stangl
From:	West Corporation Compensation Committee
Date:	February 23, 2009

Re:	Exhibit A
This Exhibit A for 2009 is entered into pursuant to your Employment Agreement.
1.	Your base salary will be $450,000.00.
2.	You are eligible to receive a bonus based on achieving the Communication Services segment Net Operating Income before Corporate Allocations and Before Amortization at the rate outlined below.

Net Operating Income Before Corporate Allocations and Before
Amortization	Rate
$0 — $218,000,000	0.21%
Over $218,000,000	2.0%
A maximum of 75% of the pro-rata portion of the bonus may be advanced quarterly. If any portion of the bonus is advanced, it will be paid within thirty (30) days from the end of the quarter. 100% of the total bonus earned will be paid no later than February 28, 2010. In the event there is a negative calculation at the end of any quarter and a pro-rata portion of the bonus has been advanced in a previous quarter, “loss carry forward” will result and applied to the next quarterly or year-to-date calculation.
3.	In addition, if West Corporation achieves its 2009 publicly stated Adjusted EBITDA guidance, you will be eligible to receive an additional one-time bonus of $100,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.
4.	All objectives are based upon West Corporation and the Communication Services segment operations, and will not include income derived from other mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.
5.	At the discretion of the Compensation Committee, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

/s/ Steven M. Stangl
Employee – Steven M. Stangl